EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Medis Technologies Ltd., and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements of Medis Technologies Ltd., and the effectiveness of internal control over financial reporting of Medis Technologies Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel April 10, 2008	Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global